EXHIBIT 8.1



                                 Balch & Bingham
                                   Suite 2600
                             1901 Sixth Avenue North
                            Birmingham, Alabama 35203
                                 (205) 251-8100



                                December 5, 1996


Alabama Power Company
600 North 18th Street
Birmingham, Alabama  35291

         Re:      Registration Statement on Form S-3

Gentlemen:

                  We have acted as counsel to Alabama Power Company in connection with the preparation of a Registration Statement on Form S-3, including a preliminary prospectus and form of preliminary prospectus supplement (the "Registration Statement"), which has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

                  We have reviewed copies of the Registration Statement and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

                  Based on the foregoing, we are of the opinion that the statements and legal conclusions contained in the Registration Statement under the caption "Certain Federal Income Tax Considerations" are correct and that the discussion thereunder does not omit any material provision with respect to the matters covered.

                  We consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Balch & Bingham under the caption "Certain Federal Income Tax Considerations" and "Legal Matters" in the Registration Statement.

                                Very truly yours,

                               /s/Balch & Bingham